SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2002

PMR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-20488 (Commission File Number)	23-2491707 (I.R.S. Employer Identification No.)

1565 HOTEL CIRCLE SOUTH, 2ND FLOOR
SAN DIEGO, CALIFORNIA 92108
(Address of principal executive offices and zip code)

(619) 610-4001
(Registrant’s telephone number, including area code)

SIGNATURE
EXHIBIT INDEX
Contingent Value Rights Agreement dated 8/2/02
Press Release of PMR CORPORATION

ITEM 5. OTHER.

     On August 5, 2002, PMR Corporation (“PMR”) issued a press release announcing the execution of a contingent value rights agreement dated August 2, 2002, by and among PMR, Fred D. Furman, as Representative, and StockTrans, Inc., as Trustee, and the establishment of the record date for the contingent value rights, or “CVRs,” as August 2, 2002, each in anticipation of its proposed merger with Psychiatric Solutions, Inc. (“Psychiatric Solutions”). The CVR agreement provides for the distribution of certificated CVRs to each holder of PMR common stock as of the record date.

     Pursuant to the CVR agreement, CVR holders will be entitled to receive:

     •  a cash distribution within 90 days of the effective time of the proposed merger between PMR and Psychiatric Solutions equal to the amount of PMR’s cash and cash equivalents in excess of $5.175 million as of the effective time of the proposed merger; and

     •  quarterly cash payments equal to the cash and cash equivalents collected on certain PMR non-current accounts receivable relating to discontinued programs during the two-year period following the effective time of the merger.

However, there is no assurance that any payments will be made with respect to the CVRs, and the CVRs, therefore, may not have any value.

     CVRs will be distributed on August 9, 2002 to the stockholders of record as of the close of business on August 2, 2002. PMR’s stock will trade ex-dividend beginning on Tuesday, August 6th. Stockholders who sell their shares before the ex-dividend date will transfer the right to receive the CVRs to the buyers of the shares.

     The foregoing summary is qualified by reference to the CVR Agreement, a copy of which is attached hereto as Exhibit 4.1, and the full text of the press release with respect thereto, a copy of which is attached hereto as Exhibit 99.1 (the “Press Release”). The CVR Agreement and the Press Release are incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND EXHIBITS.

     (c)  Exhibits.

4.1	Contingent Value Rights Agreement dated August 2, 2002.

99.1	Press Release of PMR Corporation dated August 5, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 5, 2002

PMR Corporation

	By:	/s/ Fred D. Furman

Name: Fred D. Furman Title: President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Contingent Value Rights Agreement dated August 2, 2002.

99.1	Press Release of PMR Corporation dated August 5, 2002.